Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-204501) on Form S-8 of Inotek Pharmaceuticals Corporation of our report dated March 23, 2016, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Inotek Pharmaceuticals Corporation for the year ended December 31, 2015.

/s/ RSM US LLP

Boston, Massachusetts

March 23, 2016